Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Gene Bertcher (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2019 Results

Dallas (May 15, 2019) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based oil and gas company, today reported a net income applicable to common shares for the three months ended March 31, 2019 of $126,000 or $0.02 per share, compared to net loss of $134,000 or ($0.07) per share for the three months ended March 31, 2018. During the last nine months of 2018 the Company issued 3,094,000 shares of common stock increasing the number of shares outstanding while raising $4,609,000 in cash which the Company anticipates will be used for future drilling expenses, acquisitions and working capital.

For the three months ended March 31, 2019, the Company recorded oil and gas revenues of $180,000 as compared to $204,000 for the comparable period of 2018. The reduction was principally due to the dollar amount per MCF the Company received from the sale of natural gas.

For the three months ended March 31, 2019, the Company recorded oil and gas operating expenses of $179,000 as compared to $275,000 for the comparable period of 2018. The decrease was due to a decrease in depletion and depreciation, consulting fees and general operating expenses.

For the three months ended March 31, 2019, corporate general & administrative expenses were $88,000 as compared to $74,000 for the comparable period in 2018.  The increase was due, for the most part, to consulting fees paid by the Company regarding oil and gas matters.

Contact: New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

4

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)

Current assets
Cash and cash equivalents	$460	$361
Accounts receivable from oil and gas sales	93	72
Current portion note receivable (including $4,076 and $4,017 in 2019 and 2018 from related parties	4,115	4,063
Other current assets	34	—
Total current assets	4,702	4,496

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	2,503	2,517

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	610	618

Note Receivable	244	251

Total assets	$8,059	$7,882

The accompanying notes are an integral part of these consolidated financial statements.

5

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(dollars in thousands, except par value amount)

	March 31, 2019	December 31, 2018
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable - (including $97 and $37 due to related parties in 2019 and 2018)	$123	$59
Accrued expenses	33	32
Current portion of long term debt	59	59
Total current liabilities	215	150

Long-term debt
Notes payable less current portion	187	201
Asset retirement obligation	2,770	2,770
Total liabilities	3,172	3,121

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 and 2,036,935 shares
at March 31, 2019 and December 31, 2018	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(58,744)	(58,870)

Total shareholders' equity	4,887	4,761

Total liabilities & equity	$8,059	$7,882

The accompanying notes are an integral part of these consolidated financial statements.

6

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2019	2018
Revenue
Oil and gas operations, net of royalties	$180	$204
Total Revenues	180	204

Operating expenses
Oil and gas operations	179	275
Corporate general and administrative	88	74
Total Operating Expenses	267	350
Operating earnings (loss)	(87)	(146)

Other income (expense)
Interest income	65	7
Interest expense	(5)	(6)
Other income (expense), net	153	11
Expense	213	12

Earnings (loss) applicable to common shares	126	(134)

Net income (loss) per common share-basic and diluted	$0.02	$(0.07)

Weighted average common and equivalent shares outstanding - basic	5,131	2,037

The accompanying notes are an integral part of these consolidated financial statements.